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                                                                    EXHIBIT 12.3

EQUITY CORPORATION INTERNATIONAL
RATIO OF EARNINGS TO FIXED CHARGES
(In thousands)

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
                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                 ----------------------------
                                   1997                1998
                                 --------            --------
Income before taxes              $ 17,349            $ 22,447

Fixed charges:
   Interest expense                 3,758              10,698
   Capitalized interest                22                 101
   Interest income netted
    against expense                    41                  --
   Interest factor portion
    of rentals (1/3)                  500                 760
                                 --------            --------
                                    4,321              11,559
                                 --------            --------

Pretax income before fixed
   charges                         21,670              34,006
Less:
   Capitalized interest               (22)               (101)
   Interest income                    (41)                 --
                                 --------            --------

Earnings before income taxes
   and fixed charges             $ 21,607            $ 33,905
                                 ========            ========

Ratio of earnings to fixed
   charges                           5.00                2.93
                                 ========            ========
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